Exhibit 99.1

2005-2007 PERFORMANCE SHARE MEASURES

1.     Performance Measures -All Measured Relative to Peer Group:

Performance Measure A: 3-Year Proved Reserve Growth (expressed as a percentage)

Performance Measure B: 3-Year Production Growth (expressed as a percentage)

Performance Measure C: 3-Year Full Cycle Return on Investment (Also known as Recycle Ratio - see Appendix A for description of calculation)

2.
Peer Group: Performance will be measured relative to EPL’s Peer Group as defined annually by the Compensation Committee. It is intended that the Peer Group be comprised of public companies that are of relatively similar size and geographic scope as EPL.

3.	Performance Targets:

The total number of Performance Shares earned shall be the sum of the number earned with respect to each of the Performance Measures (with the sum being rounded to the nearest whole number of shares).

A.	Performance Measure A

If increase ranks:	Percent of Base Number Earned
Below Average Performer in Peer Group	0
Good Performer in Peer Group	16 2/3%
Target Performer in Peer Group	33 1/3%
Top Performer in Peer Group	66 2/3%

B.	Performance Measure B

If increase ranks:	Percent of Base Number Earned
Below Average Performer in Peer Group	0
Good Performer in Peer Group	16 2/3%
Target Performer in Peer Group	33 1/3%
Top Performer in Peer Group	66 2/3%

C.     Performance Measure C

If increase ranks:	Percent of Base Number Earned
Below Average Performer in Peer Group	0
Good Performer in Peer Group	16 2/3%
Target Performer in Peer Group	33 1/3%
Top Performer in Peer Group	66 2/3%

The definition of the performance rankings above will be based on the following matrix.

Peer Group Size:	5	6	7	8

EPL Ranking:
Top Performer	1	1	1	1,2
Target Performer	2	2	2,3	3
Good Performer	3	3	4	4
Below Average	4,5	4,5,6	5,6,7	5,6,7,8

Appendix A

Calculation of Recycle Ratio

The Recycle Ratio, shall be defined as follows :

Numerator :

Revenue less LOE less Taxes Other Than Income less normalized G&A (*) less Interest Expense, all calculated on a BOE production basis

(* normalized G&A equals cash G&A expenses PLUS for Full Cost Companies the portion of G&A which such companies have capitalized during the appropriate period)

Denominator :

All-in finding and development costs, which includes the impact of acquisitions and reserve revisions, calculated on a BOE of reserves basis.